UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 27, 2007

SOUTHERN STAR ENERGY INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-30299

(Commission File Number)

20-2514234

(IRS Employer Identification No.)

155 – 110 Cypress Station Drive, Houston, Texas 77090

(Address of principal executive offices and Zip Code)

(604) 307-4274

(Registrant's telephone number, including area code)

307-1178 Hamilton Street, Vancouver, B.C., Canada V6B 2S2

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Employment Agreement

Effective November 27, 2007, we entered into an agreement between our company and William David Gibbs, whereby we agreed to employ Mr. Gibbs as our president, secretary and treasurer. Mr. Gibbs will initially be retained as a consultant in consideration for, among other things: (i) the payment by our company to Mr. Gibbs of a consulting fee of $200 per hour, subject to the following limits, regardless of the number of hours worked in any day or calendar month: (a) no more than $1,500 per day and (b) no more than $30,000 per calendar month; and (ii) the grant of a stock option to purchase up to 1,500,000 shares of our common stock at a price of $1.20 per share, exercisable until November 9, 2012. Upon our company completing an equity financing of no less than $5 million, Mr. Gibbs will cease to be a consultant and become an employee of our company. As an employee, he will be paid a base salary of $240,000 per year and incentive bonuses as set forth in the employment agreement.

Please review the agreement, filed as Exhibit 10.1 to this current report on Form 8-K for a complete description of all of the terms and conditions of the agreement.

Stock Option Agreement

On November 27, 2007, we entered into a stock option agreement with William David Gibbs granting him the right to purchase up to an aggregate of 1,500,000 shares of our common stock at an exercise price of $1.20 per share exercisable for a period of five years pursuant to our Stock Option Plan. The 1,500,000 stock options shall vest in accordance with the following schedule:

(i)	five hundred thousand (500,000) stock options shall vest on November 27, 2008;
(ii)	five hundred thousand (500,000) stock options shall vest on November 27, 2009, and
(iii)	five hundred thousand (500,000) stock options shall vest on November 27, 2010.

Mr. Gibbs will only be able to exercise the options if he is an employee and director at the time of exercise of any such options.

Please review the stock option agreement, filed as Exhibit 10.2 to this current report on Form 8-K for a complete description of all of the terms and conditions of the stock option agreement.

Item 3.02 Unregistered Sales of Equity Securities.

On November 27, 2007, we granted stock options to William David Gibb to purchase up to an aggregate of 1,500,000 shares of our common stock at an exercise price of $1.20 per share, exercisable until November 27, 2012. The options are subject to vesting provisions as set forth in the stock option agreement dated November 27, 2007. We issued the stock options to one US person (as that term is defined in Regulation S of the Securities Act of 1933) who is an accredited investor, relying on the exemptions from registration provided by Section 4(2) of the Securities Act of 1933 and upon Rule 506 of Regulation D of the Securities Act of 1933.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2007, Eric Boehnke was appointed as our chief executive officer and resigned as our president, secretary and treasurer. Also on December 3, 2007, we appointed William David Gibbs as president, secretary and treasurer in place of Eric Boehnke. On the same date we also appointed Mr. Gibbs to our board of directors.

Mr. Gibbs is an entrepreneurial senior executive in the independent upstream energy sector with over 30 years experience in both technical and executive leadership roles. He has a successful track record of creating, growing and monetizing a significant exploration and production company focused on the U.S. Gulf of Mexico, delivering outstanding shareholder returns.

From 2005 to present, Mr. Gibbs has been the President of Medco Energy US LLC (formerly Novus Louisiana) Lafayette LA where he rebuilt the company after a hostile takeover and failed divestiture effort. From 1992 to 2005, Mr. Gibbs held several senior management positions with TDC Energy, LLC from Vice President, Business Development in 1992 to President and Chief Executive Officer in 2000.

He received a Bachelor of Mechanical Engineering from the Georgia Institute of Technology in 1975 and an Offshore Operators’ Certification from the University of Southwestern Louisiana in 1979. He completed the Owner/President Management Program (Unit) at Harvard University in 2001.

Mr. Gibbs is the founder and president of Esperanza Ministries. Esperanza Ministries is a 501 c.3 charity operating medical and educational services in Central America. Esperanza and its affiliates operate four schools, a regional medical center, and a large child care facility in southern Honduras. Over the past seven years, Esperanza has raised and deployed over $500,000 of funds and supplies as well as leading several large mission teams.

Family Relationships

There are no family relationships with Mr. Gibbs and any of our other directors and officers.

Certain Related Transactions and Relationships

Neither Mr. Gibbs, nor any family member of Mr. Gibbs, had any material interest, direct or indirect, in any transaction, or proposed transaction, since the beginning of our financial year ended May 31, 2007, or in any currently proposed transaction, in which the amount involved in the transaction exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at the year end for the last three completed fiscal years.

Item 9.01 Financial Statements and Exhibits.

10.1	Agreement dated November 9, 2007 with William David Gibbs;
10.2	Stock Option and Subscription Agreement dated November 27, 2007 with William David Gibbs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN STAR ENERGY INC.

By: /s/ Eric Boehnke

Name: Eric Boehnke

Title: Chief Executive Officer and director

Dated: December 3, 2007

CW1530735.1